Exhibit 99.01

News

Media Contact:	Terri Cohilas
404-506-5333 or 1-866-506-5333
media@southerncompany.com
www.southerncompany.com

Investor Relations Contact:

Glen Kundert
404-506-5135
gakunder2@southernco.com

Jan. 28, 2009

Southern Company reports solid 2008 earnings

despite weak economy, mild weather

ATLANTA – Southern Company today reported full-year 2008 earnings of $1.74 billion, or $2.26 a share, compared with earnings for 2007 of $1.73 billion, or $2.29 a share.

Southern Company also reported fourth quarter earnings of $185.6 million, or 24 cents a share, compared with earnings of $204.1 million, or 27 cents a share, in the fourth quarter of 2007.

Earnings for the fourth quarter and year ended Dec. 31, 2008, included charges of 2 cents a share and 11 cents a share, respectively, related to three leveraged leases from the 1990s when Southern Company pursued development of international energy projects. Earnings for the fourth quarter and year ended Dec. 31, 2007, included synthetic fuel earnings of 1 cent per share and 8 cents per share, respectively.

Excluding the impact of synthetic fuel investments and charges related to the leveraged leases, Southern Company earned $2.37 a share for the full-year 2008, compared with $2.21 a share for the same period in 2007. Excluding the impact of synthetic fuel investments and charges related to the leveraged leases, earnings for the fourth quarter of 2008 were 26 cents a share, compared with 26 cents a share for the same period in 2007.

For most of 2008, the Southeast experienced less of an economic downturn than the rest of the nation. The region is now experiencing the same economic stresses that have been plaguing the rest of the nation for some time, as evidenced in part by the continued decline in electricity sales and usage.

“Just as our customers are finding ways to manage through this economic recession, we are working to take the necessary steps to manage costs in our business and maintain the level of customer satisfaction and reliability our customers have come to expect,” said CEO David M. Ratcliffe. “While we expect these economic challenges to continue through 2009, we’re optimistic that the long-term viability of the region remains strong. We continue to execute our proven business strategy while preparing for the future growth of the Southeast,” Ratcliffe said.

Positive earnings drivers in 2008 include increased retail rates, revenues from market-response rates offered to commercial and industrial customers, and revenues associated with the recovery of investments in environmental equipment. These positive drivers were primarily offset by the weak economy, mild summer temperatures as compared with 2007, higher non-fuel operations and maintenance expenses, and asset depreciation primarily associated with increased investment in environmental equipment and transmission and distribution equipment. These investments are needed to produce cleaner energy and maintain reliability.

Revenues for the full year were $17.13 billion, compared with $15.35 billion in 2007, an 11.6 percent increase. Fourth quarter revenues were $3.80 billion, compared with $3.34 billion in the same period a year earlier, an increase of 13.8 percent.

Kilowatt-hour sales to retail customers in Southern Company’s four-state service area decreased 2.1 percent in 2008, compared with 2007. Residential energy sales decreased 2.0 percent. Commercial energy sales decreased 0.4 percent. Industrial energy sales declined 3.7 percent.

Total energy sales to Southern Company’s customers in the Southeast, including wholesale sales, decreased 0.8 percent in 2008 compared with 2007.

In conjunction with this earnings announcement, Southern Company has posted on its Web site detailed financial information on its fourth quarter and 2008 performance. These materials are available at www.southerncompany.com.

Southern Company’s financial analyst call will be at 1 p.m. Eastern time Jan. 28, at which time Ratcliffe and Chief Financial Officer Paul Bowers will discuss earnings and earnings guidance as well as a general business update. Investors, media and the public may listen to a live Webcast of the call at www.southerncompany.com. A replay of the Webcast will be available at the site for 12 months.

With 4.4 million customers and more than 42,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast. A leading U.S. producer of electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are significantly below the national average. Southern Company has been listed the top ranking U.S. electric service provider in customer satisfaction for nine consecutive years by the American Customer Satisfaction Index (ACSI). Visit our Web site at www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning results of operations and customer and economic growth. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, implementation of the Energy Policy Act of 2005, environmental laws including regulation of water quality and emissions of sulfur, nitrogen, mercury, carbon, soot, or particulate matter and other substances, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending EPA civil actions against certain Southern Company subsidiaries, FERC matters, IRS audits, and Mirant matters; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy, population and business growth (and declines), and the effects of energy conservation measures; available sources and costs of fuels; effects of inflation; ability to control costs; investment performance of Southern Company’s employee benefit plans; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and storm restoration cost recovery; regulatory approvals related to the potential Plant Vogtle expansion, including Georgia PSC and NRC approvals; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with neighboring utilities; the direct or indirect effect on Southern Company’s business resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as an avian influenza, or other similar occurrences; the direct or indirect effects on Southern Company’s business resulting from incidents similar to the August 2003 power outage in the Northeast; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company and its subsidiaries expressly disclaim any obligation to update any forward-looking information.

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